Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080
LADENBURG THALMANN REPORTS SECOND QUARTER 2008 RESULTS
Revenues Up 57% in First Half 2008 Due To Investacorp Acquisition;
Triad Acquisition On Track To Close In Third Quarter

     MIAMI, FL, August 11, 2008 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced financial results for the three and six months ended June 30, 2008.
     In the second quarter of 2008, the Company had revenues of $25.23 million, an increase of 36.2% from revenues of $18.53 million in the second quarter of 2007. The Company had a net loss of $5.23 million, or $(0.03) per diluted share, in the second quarter of 2008, compared to net income of $17,000, or $0.00 per diluted share, in the comparable 2007 period. The results for the second quarter of 2008 included $15.91 million of revenue from Investacorp, following the October 19, 2007 acquisition, and non-cash compensation expense of $1.50 million, while the second quarter of 2007 results included non-cash compensation expense of $1.41 million and a $1.83 million loss on extinguishment of debt.
     For the six months ended June 30, 2008, the Company had revenues of $54.02 million, a 56.8% increase over revenues of $34.45 million for the comparable period in 2007. The Company had a net loss of $6.27 million, or $(0.04) per diluted share, compared to net income of $891,000, or $0.01 per diluted share, in the comparable period in 2007. The results for the first half of 2008 included $31.37 million of revenue from Investacorp and non-cash compensation expense of $3.07 million, as compared to $2.72 million of non-cash compensation for the 2007 period, and a $1.83 million loss on extinguishment of debt in 2007.

     Second quarter 2008 EBITDA, as adjusted, was a loss of $1.81 million, compared to $3.70 million for the second quarter of 2007. EBITDA, as adjusted, for the six months ended June 30, 2008 was $419,000, compared to $6.38 million for the 2007 period. EBITDA, as adjusted, for both periods excludes non-cash compensation expense and other items.
     The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands)
	(unaudited)
Total revenue	$25,232	$18,527	$54,023	$34,447
Total expenses	30,376	18,416 (1)	60,227	33,395 (1)
Pre-tax income (loss)	(5,144)	111	(6,204)	1,052
Net income (loss)	(5,233)	17 (1)	(6,266)	891 (1)

EBITDA as adjusted	(1,809)	3,698	419	6,383
Add:
Interest income	68	53	144	83
Less:
Interest expense	(1,202)	(152)	(2,357)	(272)
Income tax expense	(89)	(94)	(62)	(161)
Depreciation and amortization	(703)	(249)	(1,343)	(585)
Non-cash compensation	(1,498)	(1,406)	(3,067)	(2,724)
Loss on extinguishment of debt	—	(1,833)	—	(1,833)
Net income (loss)	(5,233)	17	(6,266)	891

(1)	Includes $1,833 loss on extinguishment of debt.
     Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense, and loss on extinguishment of debt, is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, such as interest expense and debt extinguishment expense, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

     As of June 30, 2008, shareholders’ equity was $50.74 million, as compared to shareholders’ equity of $54.10 million as of December 31, 2007, the end of the fiscal year.
     Dr. Phillip Frost, Chairman of Ladenburg, said, “While we were not immune to the effects of extremely difficult market conditions, we believe our performance this quarter and the positive EBITDA we generated over the six-month period demonstrate the benefits of our continuing transformation into a well diversified investment banking and investment advisory business. With the pending addition of Triad Advisors to our rapidly expanding independent broker-dealer platform, Ladenburg continues to build a more predictable income stream to balance our capital markets activities. We are confident in our strategy and believe we are well-positioned to continue to build shareholder value.”
     Richard J. Lampen, President and Chief Executive Officer of Ladenburg, said, “During the first half of 2008, we retired $10.39 million of debt incurred in connection with the Investacorp acquisition. Ladenburg has a highly experienced team in place in the capital markets, research and independent broker space to help grow our business and serve our broad client base in the quarters and years to come. As previously stated, Ladenburg is not engaged in underwriting or trading of mortgage securities and has no direct exposure to the subprime mortgage market.”
Pending Triad Advisors Acquisition
     On July 9, 2008, the Company entered into a definitive merger agreement to acquire privately-held Triad Advisors, Inc. (“Triad”), a leading independent broker-dealer and investment advisor, serving the independent registered representative community. Triad has approximately 380 registered representatives and investment advisory representatives nationwide and approximately $9 billion in client assets. Triad generated consolidated revenues of approximately $60 million in its fiscal year ended December 31, 2007. The Company expects to complete the merger in the third quarter of 2008, following the satisfaction of the closing conditions, including receipt of certain regulatory approvals.

Punk Ziegel Acquisition
     On May 2, 2008, the Company completed its acquisition of Punk, Ziegel & Company, L.P., which was merged into Ladenburg’s subsidiary, Ladenburg Thalmann & Co. Inc. Punk Ziegel is a specialty investment bank, based in New York City, providing a full range of research, equity market making, corporate finance, retail brokerage and asset management services focused on high growth sectors within the healthcare, technology, biotechnology, life sciences and financial services industries.
Share Repurchase Program
     In March 2007, the Company announced a share repurchase program to repurchase up to 2,500,000 shares using approximately 15% of the Company’s EBITDA, as adjusted. In the second quarter of 2008, the Company repurchased 244,493 shares, bringing the total number of shares that have been repurchased under this program to 867,022, for a total purchase price of $1.62 million.
Deferred Underwriting Compensation
     In connection with Ladenburg’s underwriting of SPAC offerings, Ladenburg receives compensation that includes normal discounts and commissions, as well as deferred fees payable to Ladenburg upon a SPACs completion of a business transaction. Such fees are not reflected in the Company’s results of operations until the underlying business combinations have been completed and the fees have been irrevocably earned. Generally, these fees may be received within 24 months from the respective date of the offering, or not received at all if no business combination transactions are consummated during such time period. As of June 30, 2008, the Company had unrecorded potential deferred fees for SPAC transactions of approximately $41.36 million which, net of expenses, amounted to approximately $24.46 million.

About Ladenburg
     Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indices, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; Princeton, New Jersey; Houston, Texas; and Columbus, Ohio. Ladenburg Thalmann Financial Services also owns Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida. For more information, please visit www.ladenburg.com.
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     This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial results and profitability, statements regarding future contributions of the Investacorp and Punk Ziegel businesses, statements regarding future growth, statements regarding our investment banking business and statements regarding future performance of the SPAC market. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:

Investment banking	$1,787	$12,040	$9,207	$21,465
Commissions and fees	20,370	4,917	39,487	9,661
Asset management	687	673	1,483	1,386
Principal transactions	504	(15)	157	106
Interest and dividends	995	651	2,021	1,316
Unrealized (loss) gain on NYSE Euronext restricted common stock	(217)	(24)	—	33
Other income	1,106	285	1,668	480

Total revenues	25,232	18,527	54,023	34,447

Expenses:

Compensation and benefits	9,594	10,685	20,486	20,926
Commissions and fees	12,062	—	24,111	—
Non-cash compensation	1,498	1,406	3,067	2,724
Brokerage, communication and clearance fees	1,156	919	2,239	1,865
Rent and occupancy, net of sublease revenue	732	413	1,050	748
Professional services	1,303	1,346	2,507	2,010
Interest	1,202	152	2,357	272
Depreciation and amortization	703	249	1,343	585
Loss on extinguishment of debt	—	1,833	—	1,833
Other	2,126	1,413	3,067	2,432

Total expenses	30,376	18,416	60,227	33,395

Income (loss) before income taxes	(5,144)	111	(6,204)	1,052

Income tax expense	89	94	62	161

Net income (loss)	$(5,233)	$17	$(6,266)	$891

Net income (loss) per common share:
Basic	$(0.03)	$0.00	$(0.04)	$0.01

Diluted	$(0.03)	$0.00	$(0.04)	$0.01

Weighted average common shares outstanding:
Basic	162,709,005	155,103,973	162,105,035	154,601,128

Diluted	162,709,005	167,742,762	162,105,035	167,645,224

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